Exhibit 3.1

CERTIFICATE OF TRUST

OF

JOHN HANCOCK PRIVATE CREDIT BDC

This Certificate of Trust of John Hancock Private Credit BDC (the “Trust”) is being duly executed and filed by the undersigned to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. sec. 3801 et seq.) (the “Act”).

1.    Name. The name of the statutory trust is John Hancock Private Credit BDC.

2.    Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3.    Business Development Company. The Trust will elect to be treated as a regulated business development company under the Investment Company Act of 1940, as amended.

4.    Effective Date. This Certificate of Trust shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(l) of the Act.

/s/ Jennifer Toone

Name: Jennifer Toone
Title: Trustee

Date: February 2, 2023